UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934.

Date of Report: September 28, 2011

(Date of earliest event reported)

Oragenics, Inc

(Exact name of registrant as specified in its charter)

FL	001-32188	59-3410522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3000 Bayport Drive, Suite 685 Tampa, FL		33607
(Address of principal executive offices)		(Zip Code)

813-286-7900

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On September 28, 2011 the Compensation Committee of the Company’s Board of Directors, which administers the Company’s Amended and Restated 2002 Stock Option and Incentive Plan (the “Plan”), awarded options to acquire an aggregate of 195,700 shares of common stock to employees of the Company including the Company’s President and Chief Executive Officer, Dr. John Bonfiglio and the Company’s Chief Financial Officer, Mr. Brian Bohunicky. The Compensation Committee awards under the Plan were made consistent with the Compensation Committee’s objective to continue to retain and motivate Company employees.

The awards included grants to (i) Dr. Bonfiglio of options to acquire 39,200 shares of Company common stock and (ii) Mr. Bohunicky, of options to acquire and aggregate of 28,000 shares of Company common stock. These option awards each have exercise prices of $1.50 per share, which was the closing price on the date the Compensation Committee granted the options. The options awarded to Dr. Bonfiglio and Mr. Bohunicky time vest in equal amount on an annual basis over three years, subject to earlier vesting upon a change in control of the Company. The awards made to the other employees also have an exercise price of $1.50 some of which are time vested and some of which consist of both time vested awards and awards in which, the vesting is tied to certain designated performance milestones.

These option awards were made pursuant to individual award agreements substantially similar to the form of Stock Option Agreement attached as an exhibit to the Company’s Plan which has been previously filed with the SEC.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on this 4th day of October 2011.

ORAGENICS, INC. (Registrant)

BY:	/s/ Brian Bohunicky
Brian Bohunicky Chief Financial Officer